EXHIBIT 99.1

April 21, 2003

WASHINGTON GROUP INTERNATIONAL SELLS

PETROCHEMICAL TECHNOLOGY CENTER

Sale of Massachusetts Technology Center

Completes Planned Divestitures Announced in 2001

Boise, Idaho — Washington Group International, Inc. (NASDAQ: WGII) today announced the sale of its petrochemical technology center in Cambridge, Massachusetts, to Stone & Webster Inc., a subsidiary of The Shaw Group Inc. of Baton Rouge, Louisiana.

“This sale completes the planned divestitures we announced late 2001 to focus on our core business of providing engineering, construction, and management services to business and government clients worldwide,” said Stephen G. Hanks, Washington Group president and chief executive officer.  “We are focused on growth and — after recording a year of strong financial results — we are increasingly confident about the future.”

Under terms of the agreement, Washington Group received $17.7 million in cash for the business that develops, licenses, and commercializes petrochemical and petroleum refining-related technologies.

Washington Group International, Inc. provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. With approximately 30,000 employees at work in over 40 states and more than 30 countries, the company offers a full life-cycle of services as a preferred provider of premier science, engineering, construction, operations, maintenance, program management and development services in 14 major markets.

Markets Served

Energy, environmental, government, heavy-civil, industrial, mining, nuclear-services, operations and maintenance, petroleum and chemicals, process, pulp and paper, telecommunications, transportation, and water-resources.

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